EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Arrogene NanoTechnology, Inc., a California corporation (the “Company”), and Alex Ljubimov  (“Executive”) and entered into at Los Angeles, California, effective as of July 21, 2011 (“the Effective Date”).

RECITALS

A.

As of the Effective Date, the Company has (i) optioned a license for certain patented and patent pending technologies from Cedars Sinai Medical Center (“CSMC”) as set forth in a License Agreement executed by the Company and CSMC on or about December 23, 2009 (“the License Agreement”), for the Company’s use of variant, breakthrough nano-biopolymers capable of acting as a drug delivery and targeting platform for cancer therapies (“the Licensed Technology”); and (ii) engaged the services of key scientific personnel to further develop such technologies for commercial exploitation (collectively the “Business”).

B.

Executive is experienced, generally, in the Company’s Business, was involved as a principal researcher and developer of the Licensed Technology as an employee of CSMC, and is willing to be employed by the Company in a confidential relationship wherein Executive, in the course of the Executive’s employment with the Company, has and will continue to become familiar with and aware of information as to the Company’s Business, its potential customers and sub-licensees, and the Company’s specific manner of doing business, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company.  This information, except as excluded in section 8(d) herein, is regarded by the Company as non-public, proprietary trade secrets that constitute the valuable goodwill of the Company.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.

Employment and Duties.

(a)

The Company hereby employs Executive as Senior Vice President - Research of the Company.  As such, Executive shall have the responsibilities, duties and authority customarily appertaining to such office.  In that regard, the Executive shall be responsible, generally, for (i) participating in and supervising further research and development of the Licensed Technology and derivatives thereof, i.e., development of new products or applications,  in furtherance of the Company’s Business, (ii) supervising and guiding all pre-clinical and clinical research activities conducted by the Company, (iii) being accountable to the Company’s Chief Science Officer, and (iv) such other duties as may be reasonably assigned to the Executive by the Board and which are consistent with such position.  Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(c), agrees to devote a sufficient amount of the Executive’s full productive time, attention and efforts during normal business hours to perform the Executive’s duties in connection with the Business of the Company and its affiliates.

(b)

Executive shall faithfully adhere to, execute and fulfill all lawful policies established

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by the Company, to the extent such policies have been communicated to Executive in writing and are not inconsistent with any of the terms of this Agreement.

(c)

Except as set forth on Schedule 1(c) hereto, upon which the Executive shall disclose any and all positions held as an employee, officer, or advisor, board member or consultant to other business enterprises, Executive shall not, during the term of the Executive’s  employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage without giving written notice thereof to the Board.  The foregoing limitation shall not be construed as prohibiting Executive from (i) performing personal services as an advisor, member of a board of directors or serving as a consultant, or serving in executive roles, to companies with non-competitive businesses, and (ii) making personal investments in such form or manner as will not violate the terms of Section 3 hereof.  The Company acknowledges that it has been advised that the Executive has other consulting and executive officer roles with other companies as of the Effective Date.  Notwithstanding the preceding provisions of this Section 1(a) through (c), the Executive may devote less than the Executive’s full productive time and energies to performing the Executive’s duties hereunder so long as such other duties do not conflict with the Executive’s role as an officer of the Company.  If the Board requires the Executive to cease acting as an officer of other companies, the Executive may still perform services as an advisor or consultant during non-regular business hours of the Company.

(d)

The Executive warrants and represents that by accepting the offer of employment pursuant to this Agreement, the Executive is not in default of any outstanding contractual obligations regarding the performance of services by the Executive arising out of the Executive’s employment, research or advisor relationship with CSMC.  And, if requested by the Company, the Executive shall obtain a written consent in form and content acceptable to the Company from CSMC acknowledging that no conflict exists.

(e)

The Executive further acknowledges and agrees that in the event the Executive does not render the Executive’s full time productive energies to acting as an officer of the Company and the Executive terminates the Executive’s employment, research and/or advisor relationship with CSMC and initiates a new employment, research and/or advisory relationship with a different organization, that at the request of the Company, the Executive will obtain, in form and content acceptable to the Company, a written consent and waiver of any potential conflict of interest or restrictions on the Executive performing the Executive’s personal services to the Company as contemplated herein.

2.

Compensation.  For all services rendered by Executive, the Company shall compensate Executive as follows:

(a)

Base Compensation.  The Base Compensation payable for the personal services of the Executive during the Term (defined below) shall be an hourly fee of $200.00 per hour expended by the Executive during each calendar month up to the maximum amount of time established pursuant to an operating budget submitted by the Executive and pre-approved by the Company every ninety (90) days. At such point in time as the Board, in its absolute and sole discretion, advises the Executive, in writing, that the needs of the Business require the Executive to devote the Executive’s full time and productive energies to performing services to the Company, then the Company and the Executive

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shall have ninety (90) days, from the date of the Company’s written note, to negotiate, in good faith, a mutually acceptable compensation.  If the Executive declines the request to perform services on a full time basis, or the parties hereto are unable to reach agreement, after mutually negotiating in good faith, on a mutually acceptable compensation arrangement, then after an additional ninety (90) day period, this Agreement shall be deemed null and void upon receipt of a written declination from the Executive, the Executive shall cease rendering services, and the Company may hire another individual to perform the Executive’s duties.  In the event of such declination, the Company shall have no obligation to pay any severance or other termination benefits as provided herein.

On an annual basis on or before December 1st of each year during the Term, the amount of Base Compensation payable to the Executive shall be reviewed by the Board, and such Base Compensation may, in the sole discretion of the Board, be adjusted at its discretion in light of the Executive’s position, responsibilities, performance and such other factors that the Board deems appropriate; provided, however, as adjusted Base Compensation may not be less than that amount in effect on the Effective Date.

(b)

Annual Bonus.  The Company will adopt an annual performance bonus plan under which Executive and other key executive officers of the Company will be eligible to receive annual performance bonus awards (i.e., the “Annual Bonus”) in an amount that is comparable to those similar annual performance bonuses paid to senior executives of companies engaged in businesses similar to the Company’s Business, in general, and as determined by the Board in the Board’s absolute and sole discretion.  The Annual Bonus payable to the Executive shall not exceed Forty Percent (40%) of the Base Compensation actually paid to the Executive.  Any portion or all of the Annual Bonus payable for the Executive’s services shall in the form of options to acquire the Company’s common stock subject to (i) such commercially reasonable restrictions as may be imposed by the Board and agreed upon by the Executive, (ii) such options being granted by the Company shall occur on or before March 31st of each year during the Term, (iii) the Company’s achievement of milestones or benchmarks established by the Board on or before March 31st of each year for such calendar year, and (iv) the option price for the shares shall be at the fair market value of the Company’s common stock as of the option grant date. As of the Effective Date, the two milestones for calendar year 2011 shall be (x) the Company’s exercise of its option for license of the Licensed Technology pursuant to the License Agreement, (y) the Company’s ability, using best commercial efforts, to complete all pre-clinical testing on use of the Licensed Technology for diagnostic imaging, and (z) the effectiveness of a successful filing of an application with the U.S. Food and Drug Administration for pre-market approval to market, sell and/or license the Licensed Technology for diagnostic imaging.

(c)

Executive Perquisites and Benefits.  Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)

Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of the Executive’s duties pursuant to this Agreement and in accordance with the Company’s policy for its senior executive officers.  All such expenses shall be appropriately documented in

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reasonable detail by Executive on a monthly or more frequent basis upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(ii)

Executive shall be entitled to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by the Company or to any of the Company’s other principal executives, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or prerequisites as may be approved for Executive by the Board during the term, all on a basis as favorable to Executive as may be provided or offered to other similar senior executive officers of the Company.

(iii)

Executive shall be entitled to vacation in accordance and in parity with the policies of the Company for its senior executive officers.

(iv)

Executive shall be entitled to participate in any and all stock option plans and programs and/or similar compensatory arrangements, whether qualified or non-qualified for favorable tax deferred treatment pursuant to the Internal Revenue Code of 1986, as amended, in which other senior executive officers of the Company are entitled to participate.

3.

Non-Competition Agreement.

(a)

Executive acknowledges that as a consequence of his employment with the Company, he will be furnished or have access to Confidential Information (as defined below).  Executive further recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 3 and that Executive’s breach of the provisions of this Section 3 could materially damage the Company.  Subject to the further provisions of this Agreement, Executive will not, during the Term of his employment with the Company and for a period of one year immediately following the termination of such employment for any reason, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature.

(i)

engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any business similar in nature or scope to the Business of the Company, and the marketing and/or provision of related services within 50 miles of where the Company or any of subsidiary or sister company of any of the foregoing operated within two (2) years prior to such time (the “Territory”);

(ii)

call upon any person who is, at such time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of

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the Company; and/or

(iii)

call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor in the Business, which candidate was, to Executive’s knowledge after due inquiry, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity;

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) of not more than 5% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on any over-the-counter or similar market or (ii) not more than 5% of the capital stock (or any interest convertible into such capital stock) of a competing business whose stock is not publicly traded.

(b)

Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy,

Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by the Executive, by injunctions, restraining orders, and orders of specific performance issued by a court of competent jurisdiction.  Executive further agrees to waive any requirement for the Company’s securing or posting of any bond in connection with such remedies.

(c)

It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that, subject to Section 3(g) hereof, such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company during the term of Executive’s performance of services hereunder, unless Executive was conducting such new business prior to the Company conducting such new business.  For example, if, during the Term, the Company engages in new and different activities, enters a new business or establishes new locations for its current or new activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then, subject to Section 3(g) hereof, through the Term of this covenant Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business activities, or locations within 100 miles of where such new activities, business or locations are conducted, unless Executive was conducting such new activities or business prior to the Company conducting such new activities or business.

(d)

It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the Business of the Company in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if the Company shall, at any time after the termination of Executive’s employment, enter the same, similar or a competitive (i)

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business, (ii) course of activities or (iii) location, as applicable.

(e)

The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(f)

All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one year (subject to the further provisions of this Agreement) following termination of employment stated at the beginning of this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.

(g)

Notwithstanding anything in this Section 3 to the contrary, this Section 3 shall not operate to prohibit Executive from engaging in activities, directly or indirectly, related to owning, developing or operating any other business activity not competitive with the Company’s Business.

(h)

The Company and the Executive hereby agree that this covenant is a material and substantial part of this transaction.

4.

Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the “Initial Term”), unless terminated sooner as herein provided; however, beginning on the third (3rd) anniversary of the Effective Date and on each anniversary thereafter the Term shall automatically continue for one year on the same terms and conditions contained herein in effect as of the time of renewal (the “Extended Term”) unless not less than six months prior to any such anniversary either party shall give written notice to the other party that the term shall not be so extended; provided further, however, upon a Change in Control (as defined in Section 11(d)) during the Initial Term or any Extended Term the term of this Agreement shall automatically continue following such Change in Control for a period equal to the then remaining term or one year, whichever period is longer (such longer period being an Extended Term), unless earlier terminated as provided in Section 11. This Agreement and Executive’s employment may be terminated in any one of the followings ways:

(a)

Death.  The death of Executive shall immediately terminate this Agreement with no severance compensation due Executive’s estate; provided, however, for a ninety (90) day period following Executive’s death, the Company, at its sole cost and expense, shall continue to provide Executive’s then qualified beneficiaries with coverage under the Company’s group health plan if and to the extent that the Executive participated immediately prior to his death or a successor plan

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thereto, subject to the terms of such plan as it may be amended (“Company Health Plan”).  Thereafter, the Company shall provide continuation of coverage elections to such qualified beneficiaries as are required by law.

(b)

Disability.  If Executive becomes entitled to and receives benefits under an insured long term disability plan of the Company (i.e., if the Executive incurs a “Disability”), the Company, with the approval of vote of at least Sixty Six and Two Thirds Percent (66.67%) of the then existing members of the Board, may terminate this Agreement and Executive’s services hereunder.  In the event this Agreement is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the following compensation:

(i)

for three (3) months following the date upon which there is made a determination that the Executive has suffered a permanent disability (of either a physical or psychologic nature) that prevents the Executive from performing the Executive’s normal, full corporate duties (“the Determination”), then thereafter or until his death, if earlier, the Company shall continue to pay Executive an amount equal to his monthly base salary at the time of his termination, reduced by any monthly benefits payable to Executive under any long term disability plan maintained by the Company which provides benefits to the Executive; and,

(ii)

the Company, at its sole cost and expense, shall continue the coverage of Executive and his qualified beneficiaries (assuming the Executive was provided coverage and for as long as they are qualified beneficiaries thereunder) under the Company’s Health Plan for as long as Executive continues to qualify for and receive benefits under such plan, but not to exceed one (1) year; and (ii) for an additional three (3) calendar months, the Company shall pay to the Executive fifty percent (50%) of the Executive’s then prevailing monthly base compensation.  Thereafter, the Company shall provide COBRA elections to Executive and his qualified beneficiaries as required by law.

(iii)

During the first six (6) months of any period of disability, the Executive shall be entitled to receive the full amount of any earned or accrued incentive compensation otherwise payable as of the date of the Determination.

(c)

Cause.  The Company may terminate this Agreement and Executive’s services thirty (30) days after written notice to Executive for “Cause”, which shall be deemed to have occurred upon: (i) Executive’s willful and material breach of this Agreement (which remains uncured at the end of such 30-day period); (ii) the Executive’s gross negligence in the performance or intentional nonperformance (in either case continuing for 30 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (3) a good faith determination by the Board of the Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); or (4) the Executive’s conviction of a felony crime involving moral turpitude.  Any termination for Cause must be approved by a vote of at least Sixty Seven and Two Thirds Percent (66.67%) of the

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members of the Company’s Board.  For purposes hereof, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board, finding that in the good faith opinion of the Board that the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.  In the event of a termination for Cause, Executive shall have no right to any severance compensation.  The services to be furnished by the Executive hereunder and the rights and privileges granted to the Company by the Executive are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by the Executive of any of the provisions contained herein will cause the Company irreparable injury and damage. The Executive expressly agrees that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by the Executive. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one remedy shall be exclusive of any other or of any right or remedy allowed by law.

(d)

Without Good Reason.  Executive may, without Good Reason (as hereinafter defined), terminate this Agreement and Executive’s employment, effective ninety (90) days after written notice is provided to the Company.  If Executive resigns or otherwise terminates his employment without Good Reason, Executive shall receive no severance compensation.

(e)

Without Cause or for Good Reason.  Executive may only be terminated Without Cause, except in the case of Disability, during either the Initial Term or Extended Term if such termination is approved by a vote of at least Sixty Six and Two Thirds Percent (66.67%) of the members of the Company’s Board of Directors.  Should Executive be terminated by the Company without Cause, except in the case of Disability, or should Executive elect to terminate this Agreement with Good Reason during the first twenty four (24) months of the Initial Term, so long as the Executive is then providing the Executive’s full productive time and energies to the Company and is being paid the full amount of Base Compensation payable pursuant to Section 2(a) above, the Executive shall receive from the Company, in a lump sum payment due on the effective date of termination, an amount equal to twelve (12) monthly payments of the Base Compensation then payable pursuant to Section 2(a), and/or if such termination without Cause occurs after the initial 24 months of the Term, then the Executive shall be entitled to a payment in an amount equal to six (6) monthly payments of the Base Compensation then payable pursuant to Section 2(a).  Further, any termination by the Company without Cause or due to Disability or by Executive for Good Reason shall operate to shorten the period set forth in Section 3(a) and during which the terms of Section 3 shall apply to one year from the date of termination of employment.

Executive shall have “Good Reason” to terminate this Agreement and the Executive’s obligation to perform services hereunder as a consequence of any of the following events: (a) a

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material reduction in his authority, title, responsibilities or duties; (b) the relocation of the Company’s principal executive offices to a location outside the Los Angeles Metropolitan area; (c) the assignment to Executive of any duties or responsibilities which are materially inconsistent with Executive’s title, position or responsibilities as in effect immediately prior to such assignment; (d) the failure by the Company to continue in effect any employee benefit plan in which Executive participates and/or any perquisite provided Executive, which is (are) material to Executive’s total compensation and benefits, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or perquisite, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would materially reduce Executive’s participation therein or reward opportunities thereunder; (e) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 10; or (f) a material breach of this Agreement by the Company; provided, however, Good Reason shall exist with respect to a matter only if such matter is not corrected by the Company within 30 days of its receipt of written notice of such matter from Executive.

(f)

Earned Payments and Vested Rights.  Upon termination of this Agreement for any reason provided in (d) or (e) above, in addition to the above payments, if any, Executive shall be entitled to receive all compensation earned, accrued vacation and reimbursements due through the effective date of termination, paid to Executive in a lump sum on the effective date of termination.  In addition, a termination of this Agreement shall not alter or impair any of Executive’s vested rights or benefits, if any, under any (i) employee benefit plan of the Company or (ii) deferred compensation plan, including, without limitation, any stock option plan, of the Company.  All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that Executive’s obligations under Sections 3, 5, 6, 7, and 8 herein and the Company’s obligations pursuant to Section 14 shall survive such termination in accordance with their terms, unless or except as expressly provided otherwise in this Agreement.

(g)

Non-Solicitation.  In the event of termination of this Agreement, the Executive will not, for a period of three (3) years thereafter, directly or indirectly, induce or attempt to induce or solicit any managerial, administrative, sales or supervisory employee of the Company or any of its affiliates to render services to any other person, firm or corporation.

5.

Return of Company Records.  All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on bALalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment and Executive shall not retain any copies of the same.

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6.

Intellectual Property.  Executive acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that the Company’s obligations to the Executive are exclusively contractual in nature. Executive shall disclose promptly to the Company any and all conceptions, ideas, designs, plans, know-how, processes, improvements and other discoveries, whether patentable or not, which (i) are conceived or made by Executive, solely or jointly with another, during the period of employment or thereafter, (ii) are directly related to the Business or activities of the Company, and (iii) Executive conceives as a result of the Executive’s employment by the Company, including any predecessor (collectively, the “Intellectual Property”).  The Company shall be the sole owner of all the fruits and proceeds of the Executive’s services hereunder, all of which shall be deemed ‘work for hire’, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which the Executive may create in connection with and during the term of this Agreement, free and clear of any claims by the Executive (or any third party claims) of any kind or character whatsoever (other than the Executive’s right to compensation hereunder).   The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.  Executive hereby assigns and agrees to assign all the Executive’s interests therein to the Company or its nominee.  Executive must also render to the Company, at the Company’s expense, assistance in the perfection, enforcement and defense of any Intellectual Property.  The Company acknowledges that to the extent any Intellectual Property may be claimed to fall within the scope of the Licensed Technology as provided by the License, such Intellectual property shall be excluded from the scope of ‘work for hire’ as defined herein.  In conjunction with the preceding provisions of this Section, the Executive shall execute and deliver that certain Non-Disclosure and Inventions Agreement attached hereto as Exhibit “A”.

7.

Trade Secrets.  All memoranda, notes, records and other documents made or compiled by the Executive, or made available to the Executive during the term of this Agreement or subsequently during any at will employment period concerning the business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. The Executive understands and agrees that in the course of employment with the Company, the Executive may obtain access to and/or acquire Confidential Information (as defined in Section 8 below), all of which information the Executive understands and agrees would be extremely damaging to the

Company if disclosed to a competitor or made available to any other person or corporation. As used herein the term “competitor” includes, but is not limited to, any corporation, firm or business engaged in a business similar to that of the Company or its affiliate or subsidiary companies. The Executive understands and agrees that such information is divulged to the Executive in confidence and the Executive understands and agrees that, at all times, the Executive shall keep in confidence and will not disclose or communicate Confidential Information or any other secrets and confidential information on the Executive’s own behalf, or on behalf of any competitor, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company or is required by law. In view of the nature of the Executive’s employment and information which the Executive may receive during the course of the Executive’s performing services hereunder, the

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Executive likewise agrees that the Company would be irreparably harmed by any violation of this Agreement and that, therefore, the Company shall be entitled to seek an injunction prohibiting the Executive from any violation or threatened violation of this Agreement.

8.

Confidentiality.

(a)

Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use of which Confidential Information constitutes “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company.

(b)

Both during the Term and after the termination of Executive’s services for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive.  Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties, and who have been informed of the confidential nature of the confidential information and have agreed to keep it confidential), or copy, reproduce, modify, transmit, including electronic transmission, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board, or permit any other person to do so.  Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

(c)

Upon the termination of this Agreement with the Company for any reason, and upon written request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material.  Within ten days of any such written request, Executive shall certify to the Company in writing that all such materials have been returned.

(d)

As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Executive) that is not generally known to persons in the Business.  Confidential Information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has

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otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s website, services, prospective products or services, research, product designs, prices, product costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all of the Company’s business records and plans; all of the Company’s personnel files; all financial information of or concerning the Company; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.  For purposes hereof, Confidential Information shall not include such information (i) which becomes or is already known to the public through no fault of Executive; or (ii) the disclosure of which (x) is required by law (including regulations and rulings) or the order of any competent governmental authority or (y) Executive reasonably believes is required in connection with the defense of a lawsuit against Executive, provided that in either case, prior to disclosing any information, Executive shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure.

(e)

Employee agrees that the Employee will not undertake planning for or organization of any business activity competitive with Employer's business or combine or join with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

9.

No Prior Agreements.   Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and the Employee’s employment by the Company and the performance of the Executive’s duties hereunder will not violate or be a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, the Company may incur based upon or arising out of Executive’s breach of this Section 9.

10.

Assignment; Binding Effect.  Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Executive agrees, therefore, that the Executive shall not assign all or any portion of the Executive’s obligations of performance pursuant to this Agreement.  Subject to the preceding two sentences and the express provisions of Section 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company to expressly assume and agree in writing reasonably satisfactory to Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this

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Agreement.

11.

Change in Control.

(a)

In the event a Change in Control is initiated or occurs during the Initial Term or an Extended Term, then the provisions of this Section 11 shall be applicable.

(b)

If, on or within two years following the effective date of a Change in Control the Company terminates Executive’s employment other than for Cause or Disability or Executive terminates the Executive’s employment for Good Reason, or if Executive’s employment with the Company is terminated by the Company within three months before the effective date of a Change in Control and it is reasonably demonstrated that such termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive from Company, the greater of (A) a lump sum payment due on the effective date of termination, equal to twelve (12) months’ Base Compensation payable pursuant to Section 2(a) above at the rate then in effect, or (B) the base salary for whatever period is then remaining on the Initial Term or the Extended Term, as the case may be, which payment shall be in lieu of any amounts otherwise payable pursuant to Section 4(d).

(c)

A “Change in Control” shall be deemed to have occurred if:

(i)

any person, entity or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), other than the  Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Act) of any voting security of the Company, and immediately after such acquisition such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing 40% or more of the total voting power of all of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(ii)

upon the first purchase of common stock of the Company pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

(iii)

the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of all of the outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

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(iv)

the stockholders of the Company shall approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of its respective assets;

(v)

if, at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(vi)

any person, entity or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Act), other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Act) of any voting security of the Company and immediately after such acquisition such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(vii)

the Company merges or consolidates with or into, or sells all or substantially all of its assets to, a person, entity or group, the Company or an employee benefit plan of the Company.

(d)

Notwithstanding anything in this Agreement to the contrary, a termination pursuant to Section 11(b) shall operate to automatically waive in full the non-competition restrictions imposed on Executive pursuant to Section 3.  Additionally, the Company’s contemplated exchange of shares for the outstanding common stock of SRKP, Inc., a Delaware corporation, shall not be deemed to constitute a “Change of Control” for purposes of this Agreement.

(e)

If it shall be determined that any payment made or benefit provided to Executive in connection with a change in control (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto) of the Company occurring after the Effective Date and on or before the termination of this Agreement, whether or not made or provided pursuant to this Agreement, is subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay Executive an amount of cash (the “Additional Amount”) such that the net amount received by Executive after paying all applicable taxes on such Additional Amount and any penalties, interest and other reasonable costs incurred as a result of such excise tax or additional payment, shall be equal to the amount that Executive would have received if Section 4999 were not applicable.

12.

No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise.  The amount of any payment required to be paid to Executive by the Company pursuant to this Agreement

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shall not be reduced by any amounts that are owed to the Company by Executive, provided that Executive executes and delivers to the Company a promissory note evidencing a promise by Executive to pay the full amount of any amounts owed to the Company within 12 months from the date of Executive’s termination of employment.

13.

Release.  Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any severance payments pursuant to Sections 4 or 11 of this Agreement unless Executive has executed (and not revoked) a general release of all claims Executive may have against the Company and its affiliates in a form of such release reasonably acceptable to the Company.

14.

Insurance; Indemnification.  The Company agrees to obtain and maintain a policy of directors and officers insurance as part of the Company’s general comprehensive business liability insurance with a policy limit of not less than One Million Dollars ($1.0 million) and provide a certificate of insurance evidencing the existence of such coverage to the Executive.  In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that the Executive is or was performing services under this Agreement or as an executive officer of the Company prior to the date of this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Employee may engage separate counsel and the Company shall pay all reasonable attorneys’ fees and reasonable expenses of such separate counsel.  Further, while Executive is expected at all times to use the Executive’s best efforts to faithfully discharge the Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.  The Company shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures for Executive’s services as an employee, officer and director of the Company (or any successor) to the maximum extent permitted under applicable law.

15.

Complete Agreement. This Agreement supersedes, and replaces in full, all representations, understandings and agreements (oral or written) between Executive and the Company or any subsidiary of the Company or any of their officers, directors or representatives existing as of the Effective Date and covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be modified after the Effective Date except by a further writing signed by a duly

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authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.  Without limiting the generality of the foregoing, either party’s failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

16.

Notice.   Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

The Board of Directors

Attn: Chairman of the Board

5777 W. Century Blvd. Ste. 360

Los Angeles, Calif. 90045

To Executive:

Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 16.

17.

Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

18.

Dispute Resolutions. Except with respect to injunctive relief as provided in Section 3(b), neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party.  If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation.  If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Los Angeles, California to appoint a mediator with specific experience in matters involving employment law in California.  If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs and expenses, including those incurred to enforce this Agreement, including reasonable attorneys’ fees, and interest thereon.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators’ award in any court

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having jurisdiction.

19.

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of California without regard to its conflicts of law provisions.

20.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

21.

Attorneys Fees.  If any legal action arises under this Agreement or because of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney fees as an element of costs, incurred in enforcing or attempting to enforce any of the terms, covenants, or conditions, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorney fees, incurred in any appeal from an action brought to enforce any of the terms, covenants, or conditions.

22.

Binding Upon Successors.  All agreements, covenants, conditions and provisions of this Agreement shall apply to and bind the heirs, successors and assigns of all parties hereto.

23.

Captions.  The captions or headings at the beginning of each section hereof are for the convenience of the parties only and are not a part of this Agreement.

24.

Amendment.  This Agreement can be modified or rescinded only in writing expressly referring to this Agreement and signed by all of the parties.

25.

Invalidity of Provisions.  Every provision of this Agreement is intended to be severable.  In the event that any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable, then to the extent possible all other provisions shall nonetheless remain in full force and effect.

26.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instruments.

27.

Waiver.  No consent or waiver, expressed or implied, by either party to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder.  Failure on the part of either party to complain of any act or failure to act of any of the other party, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

28.

Survival of Representations.  The covenants of the Executive set forth herein shall survive

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the termination of this Agreement.

29.

Assignment.  In the event of the merger or consolidation of the Company with any other corporation or corporations, the sale by the Company of a major portion of its assets or of its business and good will, or any other corporate reorganization involving a change in voting control of the Company, this Agreement may be assigned and transferred to such successor in interest as an asset of the Company upon such assignee assuming the Company’s obligations hereunder, in which event Executive agrees to continue to perform Executive’s duties and obligations according to the terms hereof, to or for such assignee or transferee of this Agreement. Executive shall not have any right to delegate or transfer any duty or obligation to be performed by Executive hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.

30.

Force Majeure.  The Company shall not be liable for any damages, including, without limitation, incidental and consequential damages, arising out of the a party’s failure to perform any obligation or duty hereunder if: (i) such failure was due to circumstances beyond the party’s control, including, without limitation, acts of God, labor disputes (including work stoppages), wars or other civil conflicts, civil disorders and any adverse changes in the political, economic or social conditions in the United States (each occurrence of such circumstances shall be deemed a “Force Majeure Event”); and (ii) that the Company could not be reasonably expected to have avoided or overcome the circumstances or the consequences of such Force Majeure Event.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

Arrogene NanoTechnology, Inc.

A California Corporation

By: ___/s/ Bob Stuckelman_____

Bob Stuckelman

Chairman of the Board

“Executive”

___/s/ Alex Ljubimov________

  Alex Ljubimov

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